Filed Pursuant to Rule 424(b)(7)
Registration No. 333-144339
Prospectus Supplement No. 3 to
Prospectus dated July 3, 2007
$375,000,000
RF Micro Devices, Inc.
0.75% Convertible Subordinated Notes due 2012
1.00% Convertible Subordinated Notes due 2014
and Common Stock Issuable Upon Conversion of the Notes
     This prospectus supplement relates to the resale by certain selling security holders of our 0.75% Convertible Subordinated Notes due 2012 (the “2012 notes”) and our 1.00% Convertible Subordinated Notes due 2014 (the “2014 notes” and, together with the 2012 notes, the “notes”) and the shares of our common stock issuable upon conversion of the notes.
     You should read this prospectus supplement together with the prospectus dated July 3, 2007 (the “prospectus”). This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes or supplements certain information contained in the prospectus.
     We will not sell any securities under the prospectus or this prospectus supplement or receive any of the proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.
     Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 20, 2007

The section of the prospectus entitled “Selling Security Holders” is amended and restated in its entirety to read as follows:
SELLING SECURITY HOLDERS
     We originally issued the notes in a private placement in April 2007. The initial purchaser resold the notes in transactions exempt from registration pursuant to Rule 144A under the Securities Act. Those purchasers may have made subsequent transfers of the notes to purchasers that are qualified institutional buyers pursuant to Rule 144A. We have no knowledge whether the selling security holders listed below received the notes on the initial distribution or through subsequent transfers after the close of the initial private placement. The selling security holders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issuable upon conversion of the notes.
     The following table sets forth information with respect to the selling security holders and the principal amount of notes and common stock issuable upon conversion of the notes beneficially owned by each selling security holder that may be offered from time to time pursuant to this prospectus. We have prepared the table based on information provided by or on behalf of the selling security holders on or prior to August 17, 2007 and we have not sought to verify such information. This table only reflects information regarding selling security holders who have provided us with such information. We will supplement this prospectus to include additional selling security holders on request and on provision of all required information to us. This information may change over time. In particular, the selling security holders identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided information regarding their holdings to us.
     The selling security holders may from time to time offer and sell any or all of the notes and the common stock issuable upon conversion of the notes under this prospectus. Because the selling security holders are not obligated to sell the notes or any shares of common stock issued upon conversion of the notes, we have assumed for purposes of the table below that the selling holders will sell all of the notes and all of the shares of common stock issuable upon conversion of the notes offered by this prospectus pursuant to this prospectus.
     The percentage of notes outstanding beneficially owned by each selling security holder is based on $200,000,000 aggregate principal amount of 2012 notes outstanding and $175,000,000 aggregate principal amount of 2014 notes outstanding. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling security holder at a conversion rate of 96.5 shares of common stock per $1,000 principal amount of notes, which is the aggregate share cap set forth in the indentures to which the notes are subject.
     To our knowledge, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

	2012 Notes		2014 Notes		Common Stock

					Total	Maximum
					Number	Number of
					of Shares	Shares of
			Principal		of	Common	Number of
	Principal		Amount of		Common	Stock That	Shares
	Amount of		Notes due		Stock	May be	Beneficially
	Notes due		2014		Beneficially	Sold	Owned
	2012	Percentage	Beneficially	Percentage	Owned	Pursuant	After
	Beneficially	of Notes	Owned	of Notes	Prior to	to this	Completion of this
Name of Selling	Owned that	due 2012	that May	due 2014	Offering	Prospectus	Offering
Security Holder	May be Sold	Outstanding	be Sold	Outstanding	(1)	(1)	(2)
Advent Convertible Arbitrage Master	$1,688,000	*	$$733,000	*	233,626	233,626	0

Alcon Laboratories	$269,000	*			25,958	25,958	0

Altma Fund SICAV PLC (in respect of Trinity Sub-Fund)	$385,000	*	$338,000	*	69,769	69,769	0

AM International E-MAC 63 Ltd.	$980,000	*	$1,575,000	*	246,557	246,557	0

AM Master Fund I, L.P.	$1,225,000	*	$1,968,000	1.12%	308,124	308,124	0

Argent Classic Convertible Arbitrage Fund L.P. (3)	$770,000	*	$1,350,000	*	204,580	204,580	0

Argent Classic Convertible Arbitrage Fund Ltd. (3)	$4,450,000	2.23%	$8,840,000	5.05%	1,282,485	1,282,485	0

Argent Classic Convertible Arbitrage Fund II, L.P. (3)	$180,000	*	$380,000	*	54,040	54,040	0

Argent LowLev Convertible Arbitrage Fund Ltd. (3)			$2,100,000	1.20%	202,650	202,650	0

Argent LowLev Convertible Arbitrage Fund II, LLC (3)			$30,000	*	2,895	2,895	0

Argentum Multi-Strategy Fund Ltd. Classic (3)	$40,000	*	$180,000	*	21,230	21,230	0

	2012 Notes		2014 Notes		Common Stock

					Total	Maximum
					Number	Number of
					of Shares	Shares of
			Principal		of	Common	Number of
	Principal		Amount of		Common	Stock That	Shares
	Amount of		Notes due		Stock	May be	Beneficially
	Notes due		2014		Beneficially	Sold	Owned
	2012	Percentage	Beneficially	Percentage	Owned	Pursuant	After
	Beneficially	of Notes	Owned	of Notes	Prior to	to this	Completion of this
Name of Selling	Owned that	due 2012	that May	due 2014	Offering	Prospectus	Offering
Security Holder	May be Sold	Outstanding	be Sold	Outstanding	(1)	(1)	(2)
Argentum Multistrategy Fund 1 LP Classic (3)			$200,000	*	19,300	19,300	0

Arlington County Employees Retirement System	$386,000	*			37,249	37,249	0

Basso Fund Ltd. (4)	$50,000	*	$50,000	*	9,650	9,650	0

Basso Holdings Ltd. (4)	$750,000	*	$750,000	*	144,750	144,750	0

Basso Multi-Strategy Holding Fund Ltd. (4)	$200,000	*	$200,000	*	38,600	38,600	0

BMO Nesbitt Burns Inc. # (5)	$3,000,000	1.50%			289,500	289,500	0

British Virgin Islands Social Security Board	$89,000	*			8,588	8,588	0

CALAMOS Market Neutral Income Fund – CALAMOS Investment Trust (6)	$10,000,000	5.00%			965,000	965,000	0

Citadel Equity Fund, Ltd. + (7)	$14,000,000	7.00%			1,351,000	1,351,000	0

Citigroup Global Markets Inc. #			$2,500,000	1.43%	241,250	241,250	0

City University of New York	$77,000	*			7,430	7,430	0

Class C Trading Company, Ltd. (3)			$1,270,000	*	122,555	122,555	0

CNH CA Master Account, L.P. (8)	$2,500,000	1.25%	$3,000,000	1.71%	530,750	530,750	0

	2012 Notes		2014 Notes		Common Stock

					Total	Maximum
					Number	Number of
					of Shares	Shares of
			Principal		of	Common	Number of
	Principal		Amount of		Common	Stock That	Shares
	Amount of		Notes due		Stock	May be	Beneficially
	Notes due		2014		Beneficially	Sold	Owned
	2012	Percentage	Beneficially	Percentage	Owned	Pursuant	After
	Beneficially	of Notes	Owned	of Notes	Prior to	to this	Completion of this
Name of Selling	Owned that	due 2012	that May	due 2014	Offering	Prospectus	Offering
Security Holder	May be Sold	Outstanding	be Sold	Outstanding	(1)	(1)	(2)
CQS Convertible and Quantitative Strategies Master Fund (9)	$1,500,000	*	$1,500,000	*	289,500	289,500	0

Credit Suisse Securities (USA) LLC #			$14,000,000	8.00%	1,351,000	1,351,000	0

DBAG London +	$6,241,000	3.12%	$19,480,000	11.13%	2,482,076	2,482,076	0

D.E. Shaw Valence Portfolios, L.L.C. + (10)			$15,000,000	8.57%	1,447,500	1,447,500	0

Deutsche Bank Securities Inc. #			$2,250,000	1.29%	217,125	217,125	0

Elite Classic Convertible Arbitrage Ltd. (3)	$240,000	*	$530,000	*	74,305	74,305	0

Ellington Overseas Partners, LTD (11)			$3,750,000	2.14%	361,875	361,875	0

Froley Revy Alternative Strategies	$400,000	*			38,600	38,600	0

GLG Market Neutral Fund (12)	$9,000,000	4.50%	$10,000,000	5.71%	1,833,500	1,833,500	0

Goldman, Sachs & Co. # (13)			$13,750,000	7.86%	1,586,486	1,326,875	259,611

Grace Convertible Arbitrage Fund, Ltd. (14)	$3,500,000	1.75%			337,750	337,750	0

Grady Hospital	$74,000	*			7,141	7,141	0

HFR CA Global Select Master Trust Account (3)			$520,000	*	50,180	50,180	0

	2012 Notes		2014 Notes		Common Stock

					Total	Maximum
					Number	Number of
					of Shares	Shares of
			Principal		of	Common	Number of
	Principal		Amount of		Common	Stock That	Shares
	Amount of		Notes due		Stock	May be	Beneficially
	Notes due		2014		Beneficially	Sold	Owned
	2012	Percentage	Beneficially	Percentage	Owned	Pursuant	After
	Beneficially	of Notes	Owned	of Notes	Prior to	to this	Completion of this
Name of Selling	Owned that	due 2012	that May	due 2014	Offering	Prospectus	Offering
Security Holder	May be Sold	Outstanding	be Sold	Outstanding	(1)	(1)	(2)
HFR CA Opportunity Master Trust	$38,000	*	$24,000	*	5,983	5,983	0

Highbridge Convertible Arbitrage Master Fund LP (15)	$1,575,000	*	$4,900,000	2.80%	624,837	624,837	0

Highbridge International LLC (15)	$12,925,000	6.46%	$16,100,000	9.20%	2,800,912	2,800,912	0

Independence Blue Cross	$405,000	*			39,082	39,082	0

Investcorp Interlachen Multi-Strategy Master Fund Limited + (16)	$2,000,000	1.00%			193,000	193,000	0

Jabre Capital Partners SA in respect of JABCAP Multi Strategy Master Fund Limited	$8,303,000	4.40%			801,239	801,239	0

Jabre Capital Partners SA in respect of J-Invest LTD	$1,947,000	*			187,885	187,885	0

JMG Capital Partners, LP (17)			$2,000,000	1.14%	193,000	193,000	0

JMG Triton Offshore Fund, Ltd. (18)			$1,100,000	*	106,150	106,150	0

KBC Convertibles MAC 28 Limited + (19)	$2,050,000	1.03%	$2,575,000	1.47%	446,312	446,312	0

KBC Diversified Fund, a segregated portfolio of KBC AIM Master Fund, SPC + (19)	$3,925,000	1.96%	$5,275,000	3.01%	887,800	887,800	0

KBC Financial Products USA Inc. # (20)			$5,750,000	3.29%	554,875	554,875	0

	2012 Notes		2014 Notes		Common Stock

					Total	Maximum
					Number	Number of
					of Shares	Shares of
			Principal		of	Common	Number of
	Principal		Amount of		Common	Stock That	Shares
	Amount of		Notes due		Stock	May be	Beneficially
	Notes due		2014		Beneficially	Sold	Owned
	2012	Percentage	Beneficially	Percentage	Owned	Pursuant	After
	Beneficially	of Notes	Owned	of Notes	Prior to	to this	Completion of
Name of Selling	Owned that	due 2012	that May	due 2014	Offering	Prospectus	this Offering
Security Holder	May be Sold	Outstanding	be Sold	Outstanding	(1)	(1)	(2)
Linden Capital LP (21)			$7,250,000	4.14%	699,625	699,625	0

Lyxor/AM Investment Fund Ltd.	$210,000	*	$338,000	*	52,882	52,882	0

Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent (3)			$420,000	*	40,530	40,530	0

Lyxor Master Trust Fund	$54,000	*	$23,000	*	7,430	7,430	0

Magnetar Capital Master Fund, Ltd. (22)			$4,500,000	2.57%	434,250	434,250	0

National Bank of Canada – Tenor + (23)	$100,000	*			9,650	9,650	0

Occidental Petroleum	$178,000	*			17,177	17,177	0

Old Lane Cayman Master Fund LP (24)	$1,489,000	*	$1,788,000	1.02%	316,230	316,230	0

Old Lane HMA Master Fund LP (24)	$423,000	*	$507,000	*	89,745	89,745	0

Old Lane U.S. Master Fund LP (24)	$588,000	*	$705,000	*	124,774	124,774	0

Partners Group Alternative Strategies PCC LTD (3)			$1,220,000	*	117,730	117,730	0

	2012 Notes		2014 Notes		Common Stock

					Total	Maximum
					Number	Number of
					of Shares	Shares of
			Principal		of	Common	Number of
	Principal		Amount of		Common	Stock That	Shares
	Amount of		Notes due		Stock	May be	Beneficially
	Notes due		2014		Beneficially	Sold	Owned
	2012	Percentage	Beneficially	Percentage	Owned	Pursuant	After
	Beneficially	of Notes	Owned	of Notes	Prior to	to this	Completion of this
Name of Selling	Owned that	due 2012	that May	due 2014	Offering	Prospectus	Offering
Security Holder	May be Sold	Outstanding	be Sold	Outstanding	(1)	(1)	(2)
Partners Group Alternative Strategies PLC Limited, Red Delta Cell C/O Quattro Fund (25)	$135,000	*			13,027	13,027	0

Platinum Grove Contingent Capital Master Fund Ltd.			$8,000,000	4.57%	772,000	772,000	0

Police & Fire Retirement System of the City of Detroit	$299,000	*			28,853	28,853	0

Polygon Global Opportunities Master Fund (26)	$2,500,000	1.25%	$3,000,000	1.71%	530,750	530,750	0

Pro Mutual	$488,000	*			47,092	47,092	0

Putnam Convertible Income-Growth Trust +			$4,500,000	2.57%	434,250	434,250	0

Quattro Fund Ltd. (27)	$1,245,000	*			120,142	120,142	0

Quattro Multistrategy Master Fund LP (27)	$120,000	*			11,580	11,580	0

Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio (28)	$8,000,000	4.00%			772,000	772,000	0

RBC Capital Markets #	$4,000,000	2.00%			386,000	386,000	0

Rhythm Fund, Ltd. + (19)	$1,775,000	*	$2,150,000	1.23%	378,762	378,762	0

	2012 Notes		2014 Notes		Common Stock

					Total	Maximum
					Number	Number of
					of Shares	Shares of
			Principal		of	Common	Number of
	Principal		Amount of		Common	Stock That	Shares
	Amount of		Notes due		Stock	May be	Beneficially
	Notes due		2014		Beneficially	Sold	Owned
	2012	Percentage	Beneficially	Percentage	Owned	Pursuant	After
	Beneficially	of Notes	Owned	of Notes	Prior to	to this	Completion of this
Name of Selling	Owned that	due 2012	that May	due 2014	Offering	Prospectus	Offering
Security Holder	May be Sold	Outstanding	be Sold	Outstanding	(1)	(1)	(2)
S.A.C. Arbitrage Fund, LLC (29)	$5,500,000	2.75%	$7,000,000	4.00%	1,206,250	1,206,250	0

Sage Capital Management, LLC (30)	$250,000	*	$250,000	*	48,250	48,250	0

San Francisco City & County	$763,000	*			73,629	73,629	0

SGAM AI Boreal	$200,000	*	$500,000	*	67,550	67,550	0

Steelhead Pathfinder Master LP (31)	$500,000	*			48,250	48,250	0

Sterling Invest Co.	$1,100,000	*			106,150	106,150	0

Tenor Opportunity Master Fund, Ltd. (23)	$900,000	*			86,850	86,850	0

The Global Convertible Opportunities Fund Limited (32)	$3,000,000	1.50%			289,500	289,500	0

The Northwestern Mutual Life Insurance Company + (33)	$750,000	*	$750,000	*	144,750	144,750	0

Thomas Weisel Partners, LLC	$4,000,000	2.00%	$1,000,000	*	482,500	482,500	0

Trustmark Insurance Corp.	$192,000	*			18,528	18,528	0

Vicis Capital Master Fund (34)	$9,000,000	4.50%	$9,000,000	5.14%	1,737,000	1,737,000	0

Wachovia Securities International LTD #	$7,000,000	3.50%			675,500	675,500	0

	2012 Notes		2014 Notes		Common Stock

					Total	Maximum
					Number	Number of
					of Shares	Shares of
			Principal		of	Common	Number of
	Principal		Amount of		Common	Stock That	Shares
	Amount of		Notes due		Stock	May be	Beneficially
	Notes due		2014		Beneficially	Sold	Owned
	2012	Percentage	Beneficially	Percentage	Owned	Pursuant	After
	Beneficially	of Notes	Owned	of Notes	Prior to	to this	Completion of this
Name of Selling	Owned that	due 2012	that May	due 2014	Offering	Prospectus	Offering
Security Holder	May be Sold	Outstanding	be Sold	Outstanding	(1)	(1)	(2)
Waterstone Market Neutral MAC 51 Fund, Ltd.	$3,017,000	1.51%			424,740	291,140	133,600

Waterstone Market Neutral Master Fund, Ltd.	$5,483,000	2.74%			772,009	529,109	242,900

Wells Fargo & Company	$12,500,000	6.25%	$500,000	*	1,254,500	1,254,500	0

Xavex Convertible Arbitrage 2 Fund (3)			$240,000	*	23,160	23,160	0

Xavex Convertible Arbitrage 10 Fund (3)	$320,000	*	$720,000	*	100,360	100,360	0

*	Less than 1%

#	This selling security holder is a broker-dealer.

+	This selling security holder is an affiliate of a broker-dealer.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 96.5 shares per $1,000 principal amount of either of the notes and a cash payment in lieu of any fractional interest. The initial conversion rate is 124.2969 shares per $1,000 principal amount of the notes. However, the indentures to which the notes are subject impose an aggregate share cap of 96.5 shares per $1,000 principal amount of the notes. The conversion price will be subject to further adjustment as described above under “Description of the Notes -Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	For purposes of computing the number of shares of common stock to be held by the selling security holders after the completion of the offering, we have assumed for purposes of the table above that the selling security holders named above will sell all of their notes and all of the common stock issuable upon conversion of their notes offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling security holders will continue to be beneficially owned.

(3)	The selling security holder has indicated that Nathanial Brown and Robert Richardson exercise voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(4)	The selling security holder has indicated that Basso Capital Management, L.P., or Basso, is the investment manager to the selling security holder. Howard Fischer is a managing member of Basso GP LLC, the general partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the selling security holder.

(5)	The selling security holder has indicated that Stephen Church exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(6)	The selling security holder has indicated that Nick Calamos, Chief Investment Officer of Calamos Advisors LLC, exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(7)	The selling security holder has indicated that Citadel Limited Partnership is the trading manager of the selling security holder and consequently has investment discretion over securities held by the selling security holder. Citadel Limited Partnership is controlled by Citadel Investment Group, L.L.C. which is controlled by Kenneth C. Griffin. Kenneth C. Griffin has ultimate discretion over the securities held by the selling security holder. Citadel Limited Partnership, Citadel Investment Group, L.L.C. and Mr. Griffin each disclaim beneficial ownership of the securities held by the selling security holder.

(8)	The selling security holder has indicated that CNH Partners, LLC is investment advisor of the selling security holder and has sole voting and dispositive power over the notes and the shares of common stock issuable upon conversion of the notes. Investment principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(9)	The selling security holder has indicated that Alan Smith, Blair Gauld, Dennis Hunter, Karla Bolden and Jim Rogers are directors of the selling security holder.

(10)	The selling security holder has indicated that D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by the selling security holder. Julius Gaudio, Eric Wepsic and Anne

Dinning, or their designees exercise voting and investment control over the notes on behalf of D.E. Shaw & Co. L.P.

(11)	The selling security holder has indicated that Ellington Management Group, LLC is the investment adviser of the selling security holder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the notes and the shares of common stock issuable upon conversion of the notes. Mr. Vranos disclaims beneficial ownership over the notes and the shares of common stock issuable upon conversion of the notes except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling security holder.

(12)	The selling security holder has indicated that it is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as investment manager of the selling security holder and has voting and dispositive power over the securities held by the selling security holder. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power of the securities held by the selling security holder. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the selling security holder, except for their pecuniary interest therein.

(13)	The selling security holder has indicated that The Goldman Sachs Group, Inc. is the parent of Goldman Sachs & Co. Goldman, Sachs & Co. is not an affiliate of RF Micro Devices, Inc. (The term “affiliate” as used here means a person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, RF Micro Devices, Inc.) Goldman Sachs & Co. makes no other representation about any of its officers, directors or principal equity holders (5% or more) as to whether any of such persons holds or have held positions or offices in, or has or has had any material relationship with, RF Micro Devices, Inc., its predecessors or affiliates. Please see publicly filed reports for Goldman Sachs Group, Inc. available at www.sec.gov for a list of its directors and its executive officers.

(14)	The selling security holder has indicated that Michael Brailov exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(15)	The selling security holder has indicated that Highbridge Capital Management, LLC is the trading manager of the selling security holder and has voting control and investment discretion over the securities held by the selling security holder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by the selling security holder. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by the selling security holder.

(16)	The selling security holder has indicated that Interlachen Capital Group LP is the trading manager of the selling security holder and has voting and investment discretion over securities held by the selling security holder. Andrew Fraley, in his role as Chief Investment Officer of Interlachen Capital Group LP, has voting control and investment discretion over securities held by the selling security holder. Andrew Fraley disclaims beneficial ownership of the securities held by the selling security holder.

(17)	The selling security holder has indicated that it is a California limited partnership. Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser that has voting and dispositive power over the selling security holder’s investments, including the notes and the shares of common stock issuable upon conversion of the notes. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. a California corporation and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over the selling security holder’s portfolio holdings.

(18)	The selling security holder has indicated that it is an international business company organized under the laws of the British Virgin Islands. The investment manager of the selling security holder is Pacific Assets Management LLC, a Delaware limited liability company that has voting and dispositive power over the selling security holder’s investments, including the notes and the shares of common stock issuable upon conversion of the notes. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a California corporation and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Capital Management, Inc. are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the selling security holder’s portfolio holdings.

(19)	The selling security holder has indicated that Carlo Georg exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(20)	The selling security holder has indicated that the securities are under the total control of the selling security holder. The selling security holder is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(21)	The selling security holder has indicated that Siu Min Wong exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(22)	The selling security holder has indicated that Magnetar Financial LLC is the investment advisor of the selling security holder and consequently has voting control and investment discretion over securities held by the selling security holder. Magnetar Financial LLC disclaims beneficial ownership of the shares held by the selling security holder. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any securities deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these securities.

(23)	The selling security holder has indicated that Robin Shah exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(24)	The selling security holder has indicated that Jonathan Barton exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(25)	The selling security holder has indicated that Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley exercise voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(26)	The selling security holder has indicated that Polygon Investment Partner LLP, Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by the selling security holder, and each disclaims beneficial ownership of such securities.

(27)	The selling security holder has indicated that Andrew Kaplan, Brian Swain and Louis Napoli exercise voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(28)	The selling security holder has indicated that pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(29)	The selling security holder has indicated that pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company, and S.A.C. Capital Management, LLC, a Delaware limited liability company, share all investment and voting power with respect to the securities held by the selling security holder. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities held by the selling security holder.

(30)	The selling security holder has indicated that Peter deLisser exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(31)	The selling security holder has indicated that J. Michael Johnston and Brian K. Klein exercise voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(32)	The selling security holder has indicated that Simon Dale exercises voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.

(33)	The selling security holder has indicated that NML Variable Annuity Account A and NML Variable Annuity Account C, separate accounts of Northwestern Mutual, have variable annuity contracts registered under the Securities Act. As such, these separate accounts are not investment companies; however, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) does file 1934 Act reports in respect of the two separate accounts. Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of Northwestern Mutual, is one of the investment advisers to Northwestern Mutual and is the investment adviser to Northwestern Mutual with respect to the notes and the common stock issuable upon conversion of the notes. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the notes and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Exchange Act, the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purposes section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement.

(34)	The selling security holder has indicated that Shad Stastney, John Succo and Sky Lucas exercise voting power and investment control with respect to the notes and the common stock issuable upon conversion of the notes.
     Information about other selling security holders, except for any future transferees, pledgees, donees and successors of the selling security holders named in the table above, will be set forth, if required, in additional supplements to the prospectus or in one or more reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
The date of this prospectus supplement is August 20, 2007